                              AMENDMENT NUMBER 7 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

         The Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement") is hereby amended to include The Hartford Equity Income Fund (the "New Fund") as a new Portfolio. All provisions in the Agreement shall apply to the New Fund except as stated below.

         The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of The Hartford Equity Income Fund:

Net Asset Value                     Annual Rate
---------------                     -----------
First $50,000,000                         0.350%
Next $100,000,000                         0.275%
Next $350,000,000                         0.225%
Amount Over $500,000,000                  0.175%

         Wellington Management will waive sub-advisory fees until assets reach $50 million (excluding seed money) or until six (6) months from seeding the New Fund, whichever occurs first.

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 25th day of August, 2003.


HARTFORD INVESTMENT FINANCIAL SERVICES, LLC     WELLINGTON MANAGEMENT COMPANY,
                                                LLP
By:  /s/ David M. Znamierowski
     --------------------------------------     By:  /s/ Perry M. Traquina
      David M. Znamierowski                          ---------------------------
      Senior Vice President                          Perry M. Traquina
                                                     President